Exhibit 22


                        SUBSIDIARIES OF THE REGISTRANT

          Name of                                            State of
       Subsidiaries                                        Incorporation

Koger Real Estate Services, Inc.                              Florida

Southeast Properties Holding Corporation, Inc.                Florida


*All of the above subsidiaries are wholly owned by Koger Equity, Inc.